EXHIBIT 2

                                      NOTE

This Note is made on  April 20, 2005

       BETWEEN the Borrower(s)

       BRAD HONIGFELD ("BORROWER")
whose address is ************************************* referred to as "I"

       AND the Lender

       MAJESTIC EMPIRE HOLDINGS, LLC ("MAJESTIC") whose address is 78 Okner Parkway, Livingston, New Jersey 07039 referred to as the "Lender". If more than one Borrower signs this Note, the word "I" shall mean each Borrower named above. The "Lender" means the original Lender and anyone else who takes this Note by transfer.

       BORROWER'S PROMISE TO PAY PRINCIPAL AND INTEREST. In return for a loan that I received, I promise to pay $2,750,000 (called "Principal"), plus interest to the order of the Lender. Interest shall be the amount paid by Majestic for the outstanding Principal amount under this Note pursuant to that certain Libor Grid Note dated April 20, 2005, between Manufacturers and Traders Trust Company and Majestic, a copy of which is attached hereto as Exhibit A.

       PAYMENTS. I will pay Principal and interest based on a three (3) year payment schedule with monthly payments on the first day of each month beginning on May 1, 2005. I will pay all amounts owed under this Note no later than April 30, 2008. All payments will be made to Majestic at the address shown above or to a different place if required by the Lender.

       EARLY PAYMENTS. I have the right to make payments at any time in any amount before they are due. These early payments will mean that this Note will be paid in less time. However, unless I pay this Note in full, my monthly payments will remain the same.

       DEFAULT. If I fail to make any payment required by this Note within twenty (20) days after its due date, or if I fail to keep any other promise I make in this Note, the Lender may declare that I am in default on the Note. Upon default, I must immediately pay the full amount of all unpaid principal, interest, other amounts due on the Note and the Lender's costs of collection and reasonable attorney fees.

       WAIVERS.  I give up my right to require that the Lender do the following:
(a) to demand payment (called "presentment"); (b) to notify me of nonpayment (called "notice of dishonor"); and (c) to obtain an official certified statement showing nonpayment (called a "protest"). The Lender may exercise any right under this Note or under any law, even if Lender has delayed in exercising that right or has agreed in an earlier instance not to exercise that right. Lender does not waive its right to declare that I am in default by making payments or incurring expenses on my behalf.

       EACH PERSON LIABLE. The Lender may enforce any of the provisions of this Note against any one or more of the Borrowers who sign this Note.

       NO ORAL CHANGES. This Note can only be changed by an agreement in writing signed by both the Borrower(s) and the Lender.

                               EXHIBIT A Attached.

       SIGNATURES. I agree to the terms of this Note. If the Borrower is a corporation, its proper corporate officers sign and its corporate seal is affixed.


Witnessed or Attested by:

------------------------------                /s/ Brad Honigfeld
                                              --------------------------------
                                                  Brad Honigfeld


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                         [See Exhibit 4 of Schedule 13D]